EXHIBIT 99.2

Dear Shareholder:

Enclosed is a press release that announced our cash dividend for the first quarter of 2009. The dividend will be $.12 per share and will be payable on March 31, 2009. This represents a decrease from $.17 per share paid in the fourth quarter of 2008. Your Board of Directors reviewed the economy and its affects, our earnings during the last few quarters, and our capital levels and decided that it would be prudent to reduce the level of dividend for this quarter. This dividend level is reviewed each quarter. This level of $.12 per share will allow us to build our capital base during the year barring any unforeseen circumstances. The amount of decrease in our dividend is lower than what has been experienced by many other financial services companies.

This was a very difficult decision, but your Board is committed to position ChoiceOne for future improved earnings and strength. Based on the difficulty of this decision, the Board has cut directors' fees for the 2009 year. No bonuses were paid to our staff for 2008. We are currently reviewing all of our expenses to see where reasonable reductions can be made. However, other costs such as FDIC insurance expense have been increasing substantially. Our FDIC insurance expense was $63,000 in 2007, $267,000 in 2008, and our regular assessment for deposit insurance is anticipated to increase to $600,000 or higher in 2009. We learned on Friday, February 27, 2009 that the FDIC is planning to impose a 20 basis point special assessment on June 30, 2009. Based on our deposit base as of December 31, 2008, this special assessment may cost us an additional $700,000 in 2009.

Last year we were profitable and ChoiceOne satisfied the regulatory requirements to be considered "well capitalized" as of the end of 2008. We still feel that as a community bank we are well positioned to continue in the future as a profitable and well capitalized bank. We just completed one of our best mortgage production months as good borrowers took advantage of lower mortgage rates.

We appreciate your support as a shareholder. If you have any questions about this or other issues, I can be reached at 616-887-2347 or jbosserd@choiceone.com.

Sincerely,

s/James A. Bosserd

James A. Bosserd

President and Chief Executive Officer